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                                                                                                      EXHIBIT 99


                                               TXU US HOLDINGS COMPANY AND SUBSIDIARIES
                                              CONDENSED STATEMENT OF CONSOLIDATED INCOME
                                                              (Unaudited)



                                                                                              Twelve Months Ended
                                                                                                 June 30, 2004
                                                                                             ---------------------
                                                                                             (millions of dollars)

Operating revenues........................................................................           $ 8,933

Operating expenses:
   Cost of energy sold and delivery fees..................................................             3,765
   Operating costs........................................................................             1,420
   Depreciation and amortization..........................................................               717
   Selling, general and administrative expenses...........................................               867
   Franchise and revenue-based taxes......................................................               364
   Other income...........................................................................               (47)
   Other deductions.......................................................................               317
   Interest income........................................................................               (17)
   Interest expense and related charges...................................................               597
                                                                                                     -------
     Total costs and expenses.............................................................             7,983
                                                                                                     -------

Income from continuing operations before income taxes and extraordinary gain..............               950

Income tax expense........................................................................               295
                                                                                                     -------

Income from continuing operations before extraordinary gain...............................               655

Loss from discontinued operations, net of tax benefit.....................................               (47)

Extraordinary gain, net of tax effect.....................................................                16
                                                                                                     -------

Net income................................................................................               624

Preferred stock dividends.................................................................                 2
                                                                                                     -------

Net income available for common stock.....................................................           $   622
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